Exhibit 4.8

SECOND AMENDED AND RESTATED

EQUITY PLEDGE AGREEMENT

This SECOND AMENDED AND RESTATED EQUITY PLEDGE AGREEMENT (this “Agreement”) is entered into on March 20, 2020 by and among:

1.                          THE SHAREHOLDERS WHOSE NAMES ARE SET OUT IN APPENDIX I (each a “Pledgor” and collectively the “Pledgors”)

2.                          SHUNYUAN KAIHUA (BEIJING) TECHNOLOGY CO., LTD. (the “Pledgee”) Registered address: Unit 206-2, Level 2, Block 23, No. 8 Dong Bei Wang West Road, Haidian District, Beijing
Legal representative: Huang Wang

3.                          HUAMI (BEIJING) INFORMATION TECHNOLOGY CO., LTD. (the “Company”) Registered address: Unit 206-1, Level 2, Block 23, No. 8 Dong Bei Wang West Road, Haidian District, Beijing
Legal representative: Huang Wang

(in this Agreement, each of the above individually being referred to as a “Party”, collectively the “Parties”.)

WHEREAS:

(1)                     The original shareholders of the Company, including Huang Wang, Lu Yunfen, Fan Meihui, Fan Bin, Zhang Yi, Zhang Xiaojun, Liu De, Cao Lipin, Yue Bin and Lhasa Heye Investment Management Co., Ltd., the Pledgee and the Company entered into an Amended and Restated Equity Pledge Agreement on November 3, 2017 (hereinafter referred to as the “Original Equity Pledge Agreement”). After the share transfer of the Company in 2020, Liu De, Cao Liping, Yue Bin and Lhasa Heye Investment Management Co., Ltd. are no longer registered shareholders of the Company. In order to reflect the above shareholding change, all Parties now agree to enter into this Agreement to amend and restate the Original Equity Pledge Agreement.

(2)                     The Pledgors are the registered shareholders of the Company, holding in aggregate all equity interests of the Company (the “Equity Interests”), and as at the date of this Agreement, their respective contribution amount and shareholding percentage in the Company’s registered capital are set out in Appendix I hereof.

(3)                     Pursuant to the Second Amended and Restated Exclusive Option Agreement entered into by and among the Parties on March 20, 2020 (the “Option Agreement”), each of the Pledgors or the Company shall, to the extent permitted by the PRC laws and at the request of the Pledgee, transfer all or part of the Equity Interests held by it or the assets in the Company to the Pledgee and/or any other entity or individual designated by the Pledgee.

(4)                     Pursuant to the Second Amended and Restated Shareholder Voting Proxy Agreement entered into by and among the Parties on March 20, 2020 (the “Voting Proxy Agreement”), each of the Pledgors has irrevocably appointed the person then designated by the Pledgee as its proxy to exercise all the voting rights it is entitled to as a shareholder of the Company.

(5)                     Pursuant to the Second Amended and Restated Exclusive Consultation and Service Agreement entered into by and among the Parties on March 20, 2020 (the “Consultation Service Agreement”), the Company has engaged the Pledgee to provide consulting services on an exclusive basis, and agreed to pay service fees to the Pledgee for its provision of such services.

(6)                     For the purpose of securing the performance of the Contractual Obligations (as defined below) and repayment of the Secured Indebtedness (as defined below) by the Pledgors, each of the Pledgors agrees to pledge all Equity Interests held by it in favor of the Pledgee and grant a first ranking pledge in favor of the Pledgee, and the Company is agreeable to the arrangement of such equity pledge.

THEREFORE, upon consultations, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS

1.1.                Unless the context otherwise requires, in this Agreement, the following terms shall have the following meanings:

“Contractual Obligations”:

means all contractual obligations of the Pledgors under the Option Agreement and Voting Proxy Agreement; all contractual obligations of the Company under the Option Agreement, Voting Proxy Agreement and Consultation Service Agreement; all contractual obligations of the Pledgors and the Company under this Agreement.

“Secured Indebtedness”:

means any and all direct, indirect and derivative loss and loss of anticipated profits incurred by the Pledgee as a result of any Event of Default (as defined below) of the Pledgors and/or the Company, the amount of which loss shall be calculated taking into account of factors including but not limited to the reasonable business plan and profit forecast of the Pledgee, and all expenses occurred in connection with enforcement by Pledgee of the Contractual Obligations of the Pledgors and/or the Company.

“Transaction Documents”:	mean the Option Agreement, Voting Proxy Agreement and Consultation Service Agreement.

“Event of Default”:

means breach by any Pledgor of any of its Contractual Obligations under the Option Agreement, Voting Proxy Agreement and/or this Agreement, and breach by the Company of any of its Contractual Obligations under Option Agreement, Voting Proxy Agreement, Consultation Service Agreement and/or this Agreement.

“Pledged Equity Interests”

means all Equity Interests (details of the Equity Interests held by the Pledgors are set out in Schedule 1) in the Company as of the effective date of this Agreement and interests in the increased capital contribution and dividends pursuant to Articles 2.6 and 2.7 of this Agreement legally owned by the Pledgors, which are to be pledged in favor of the Plegee as security for the performance of the Contractual Obligations by the Pldgors and the Company pursuant to this Agreement.

“PRC Laws”:	mean the laws, administrative regulations, administrative rules, local decrees, judicial interpretations and regulatory documents with binding effects of the PRC then in effect.

1.2.                Any reference to the PRC Laws herein shall be deemed to include: (1) the reference to any revision, amendment, supplement and reenactment of such PRC Laws, irrespective of whether such revision, amendment, supplement and reenactment comes into force before or after the date of execution of this Agreement; and (2) the reference to other decisions, notices or regulations enacted in accordance, or effective as a result of, such PRC Laws.

1.3.                Unless otherwise specified in the context herein, any reference to an article, section, item or paragraph shall mean the corresponding article, section, item or paragraph in this Agreement.

ARTICLE 2 EQUITY PLEDGE

2.1.                Each of the Pledgors hereby agrees to pledge all the Pledged Equity Interests legally owned by it and of which it is entitled to dispose to the Pledgee as security for the repayment of the Secured Indebtedness pursuant to this Agreement. The Company hereby agrees that each of the Pledgor pledges the Equity Interest to the Pledgee pursuant to this Agreement. In particular, as of the date of this Agreement: Huang Wang shall pledge 90.1000% of the Equity Interests in the registered capital of the Company (representing a capital contribution of RMB1,820,200) held by him to the Pledgee; Lu Yunfen shall pledge 2.1285% of the Equity Interests in the registered capital of the Company (representing a capital contribution of RMB 43,000) held by her to the Pledgee; Fan Meihui shall pledge 2.1285% of the Equity Interests in the registered capital of the Company (representing a capital contribution of RMB 43,000) held by him to the Pledgee; Fan Bin shall pledge 2.1285% of the Equity Interests in the registered capital of the Company (representing a capital contribution of RMB 43,000) held by him to the Pledgee; Zhang Yi shall pledge 2.1285% of the Equity Interests in the registered capital of the Company (representing a capital contribution of RMB 43,000) held by him to the Pledgee; and Zhang Xiaojun shall pledge 1.3860% of the Equity Interests in the registered capital of the Company (representing a capital contribution of RMB 28,000) held by him to the Pledgee.

2.2.                Each of the Pledgors covenants to register the pledge of equity interests (the “Equity Pledge”) under this Agreement with the competent industrial and commercial registration authority for the Company on the date of this Agreement. The Company covenants to use its best efforts to cooperate with the Pledgors to complete the registration with the aforesaid industrial and commercial registration authority under this article. The Equity Pledge under this Agreement shall be created upon completion of the registration of the creation of equity pledge by the Company with the competent industrial and commercial authority.

2.3.                During the effective term of this Agreement, the Pledgee shall not be liable for any reduction in the value of the Pledged Equity Interests, nor the Pledgors shall have any right to make any claim or request against the Pledgee for any such reduction, provided that such reduction is not a direct result of any willful or gross negligence of the Pledgee.

2.4.                Subject to the above Article 2.3, in the event of occurrence of any circumstance which may cause a substantial reduction in the value of the Pledged Equity Interests and is detrimental to the interests of the Pledgee, the Pledgee may sell by auction or otherwise dispose of the Pledged Equity Interests on behalf of the Pledgors and, upon consultation with the Pledgors, apply the proceeds from such disposal for early repayment of the Secured Indebtedness or to be held by the local notary office where the Pledgee is located in escrow (any such costs in connection therewith shall be fully borne by the Pledgee). In addition, at the request of the Pledgee, the Pledgors shall provide other assets as security for the Secured Indebtedness.

2.5.                Upon occurrence of any Event of Default, the Pledgee shall be entitled to dispose of the Pledged Equity Interests in accordance with Article 4 under this Agreement.

2.6.                The Pledgors shall not increase the capital of the Company without prior written consent of the Pledgee. Any additional contribution made by the Pledgors as a result of the increase in the Company’s capital shall constitute part of the Pledged Equity Interests.

2.7.                The Pledgors shall not be entitled to receive any dividend or bonus in respect of the Pledged Equity Interests without prior written consent of the Pledgee.

2.8.                Upon occurrence of any Event of Default, the Pledgee shall be entitled to dispose of any Pledged Equity Interests held by any Pledgor in accordance with the terms of this Agreement.

ARTICLE 3 RELEASE OF PLEDGE

3.1                   Upon sufficient and complete discharge of the Contractual Obligations and repayment of the Secured Indebtedness by the Pledgors and the Company in full, the Pledgee shall, at the request of the Pledgors, release the Pledged Equity Interests and cooperate with the Pledgors to complete the filing of release of the Equity Pledge. The costs and expenses reasonably incurred in connection with such release shall be paid by the Pledgee.

ARTICLE 4 DISPOSAL OF THE PLEDGED EQUITY INTERESTS

4.1                   The Parties hereby agree that, upon occurrence of any Event of Default and with the written notice to the Plegors, the Pledgee shall be entitled to exercise all remedial rights and power available to it under the PRC Laws, the Transaction Documents and the terms of this Agreement, including without limitation to transfer, sell by auction or otherwise disposal of the Pledged Equity Interests agreed by both the Pledgee and the Pledgor so as to be compensated in priority. The Pledgee shall not be liable for any loss arising from its reasonable exercise of such rights or power.

4.2                   The Pledgee shall be entitled to appoint by written means its attorney or other agent to exercise any and all of the abovementioned rights and power, to which none of the Pledgors or the Company may raise any objection.

4.3                   The Pledgee shall be entitled to deduct from the proceeds received from its exercise of the rights and power any costs and expenses reasonably incurred by it in connection with such exercise on a reimbursement basis.

4.4                   The proceeds received by the Pledgee from exercise of its rights and power shall be applied in the following sequence:

Firstly, to pay all costs and expenses incurred by it in connection with the disposal of the Pledged Equity Interests and exercise of its rights and power, including payment of fees of attorney and agent;

Secondly, to pay all taxes arising from the disposal of the Pledged Equity Interests; and

Thirdly, to repay the Secured Indebtedness to the Pledgee.

Any balance amount of the proceeds shall be returned to the Pledgors or to be held by the local notary office where the Pledgee is located in escrow in accordance with the relevant laws and regulations (any such costs in connection therewith shall be fully borne by the Pledgee).

4.5                   The Pledgee shall be entitled to, at its sole discretion, exercise any of its remedial rights and power concurrently or separately. The Pledgee may exercise its right to sell by auction or otherwise dispose of the Pledged Equity Interests without first seeking any other remedies available for breach of contracts.

ARTICLE 5 COSTS AND EXPENSES

5.1                   Each Party shall be responsible for all of its own actual expenses in connection with creation of the Equity Pledge under this Agreement, including without limitation the stamp duty, or any other taxes and all legal fees.

ARTICLE 6 CONTINUITY AND NO WAIVER

6.1                         The Equity Pledge created under this Agreement constitutes a continual security and will survive until the Contractual Obligations are discharged or the Secured Indebtedness is repaid in full. No waiver or extension to any default by the Pledgors or delay in exercising any of its rights under the Transaction Documents or this Agreement by the Pledgee shall affect its rights under this Agreement, the PRC Laws and the Transaction Documents to demand for the Pldegors’ strict compliance with the Transaction Documents and this Agreement or any rights of the Pledgee which may arise as a result of the subsequent breach of the Transaction Documents and/or this Agreement by the Pledgors.

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF PLEDGORS

Each of the Pledgors hereby represents and warrants to the Pledgee that:

7.1                         it has full legal capacity and the lawful right and capability to execute this Agreement and to be bound by the legal obligations under this Agreement.

7.2                         all reports, documents and information provided by it to the Pledgee with respect to the Pledgors and all matters required under this Agreement prior to the effective date of this Agreement are true and accurate in all material aspects as of the effective date of this Agreement.

7.3                         all reports, documents and information provided by it to the Pledgee with respect to the Pledgors and all matters required under this Agreement subsequent to the effective date of this Agreement will be true and valid in all material aspects as at the time of such provision.

7.4                         it is the sole and legal owner of the respective Pledged Equity Interests as of the effective date of this Agreement and there is no pending dispute with respect to the ownership over the Peldged Equity Interests. It is entitled to dispose of the Pledged Equity Interests or any part thereof.

7.5                         save for the encumbrances created pursuant this Agreement and the rights provided under the Transaction Documents, the Pledged Equity Interests are free from any other encumbrances, third party rights or restrictions.

7.6                         the Pledged Equity Interests are not prohibited from being pledged or transferred lawfully, and it has full rights and power to pledge the Pledged Equity Interests to the Pledgee.

7.7                         this Agreement, upon due execution by it, constitutes its legal and binding obligations, enforceable against it.

7.8                         all consents, approvals, waivers, authorizations from any third party or any permits, approvals, waivers of or any registration or filings (if required by laws) with any governmental authority required for the execution and performance of this Agreement and the Plegded Equity Interests under this Agreement have been obtained or completed and will remain valid in full during the effective term of this Agreement.

7.9                         the execution and performance of its obligations under this Agreement will not result in a breach of any agreement to which it is a party or by which it or its assets are bound, or result in a breach of any judgment of any court, any award of any arbitration body, or any decision of any administrative agency to which it is a party.

7.10                  the Equity Pledge constitutes a first ranking security over the Pledged Equity Interests.

7.11                  all taxes and charges payable for the creation of the Pledged Equity Interests have been fully paid by it.

7.12                  there is no pending or, to its knowledge, threatened suits, proceedings or claims against it, its assets or the Pledged Equity Interests before any court, arbitration authority, government department or administrative agency which may have material or adverse effect on its economic conditions or the Pledgors’ ability to perform this Agreement or to discharge its obligation of guarantee.

7.13                  it warrants hereby to the Pledgee that the above representations and warranties are and shall remain true and accurate and will be fully complied with at all times and under all circumstances until the discharge of the Contractual Obligations or repayment of the Secured Indebtedness in full.

7.14                  it agrees to give to the Pledgee or the entity/individual designated by the Pledgee immediately any dividends, bonus and interests received by it from the Company during the term of this Agreement as gift.

7.15                  to the extent permitted by the PRC Laws, it agrees to give to the Pledgee or the entity/individual designated by the Pledgee any interests distributed by the Company following the dissolution or winding up of the Company as gift, in the event that the Company is required to be dissolved or wound up as required by the compulsory provisions under the laws.

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Pledgee that:

8.1                         it is a limited liability company duly registered and validly existing under the PRC Laws with independent legal person status. It has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and is capable of being an independent party to a lawsuit.

8.2                         all reports, documents and information provided by it to the Pledgee with respect to the Pledged Equity Interests and all matters required under this Agreement prior to the effective date of this Agreement are true and accurate in all material aspects as of the effective date of this Agreement.

8.3                         all reports, documents and information provided by it to the Pledgee with respect to the Pledged Equity Interests and all matters required under this Agreement subsequent to the effective date of this Agreement will be true and valid in all material aspects as at the time of such provision.

8.4                         this Agreement, upon due execution by it, constitutes its legal and binding obligations, enforceable against it.

8.5                         it has full corporate power and authority to execute and deliver this Agreement and all the other documents related to the transactions contemplated hereunder which are to be executed by it, and the full power and authority to consummate the transactions contemplated hereunder.

8.6                         there is no pending or, to its knowledge, threatened suits, proceedings or claims against it, its assets or the Pledged Equity Interests before any court, arbitration authority, government department or administrative agency which may have material or adverse effect on its economic conditions or the Pledgors’ ability to perform this Agreement or to discharge its obligation of guarantee.

8.7                         it hereby agrees to be jointly liable to the Pledgee for the representations and warranties made by the Pledgors under Articles 7.4, 7.5, 7.6, 7.8 and 7.10 under this Agreement.

8.8                         it warrants to the Pledgee that the above representations and warranties are and shall remain true and accurate and will be fully complied with at all times and under all circumstances until the discharge of the Contractual Obligations or repayment of the Secured Indebtedness in full.

8.9                         to the extent of full compliance with the PRC Laws, it agrees to transfer its assets to the Pledgee or the eligible entity/individual designated by the Pledgee at the lowest price permitted by the PRC Laws then in effect, in the event that the Company is required to be dissolved or wound up as required by the compulsory provisions under the PRC Laws.

ARTICLE 9 COVENANTS BY THE PLEDGORS

Each of the Pledgors hereby covenants to the Pledgee that:

9.1                         without prior written consent of the Pledgee, it will not create or permit to create any new pledge or any other encumbrance over the Pledged Security Interests, and any such pledge or encumbrance created over the Pledged Security Interests without prior written consent of the Pledgee shall be null and void.

9.2                         no Pledged Equity Interests shall be transferred by it without first notifying in writing and obtaining the written consent of the Pledgee and any such proposed transfer of Pledged Equity Interests shall be null and void. The proceeds from the sale of the Pledged Equity Interests shall be first applied to repay the Secured Indebtedness or to be held by a third party in escrow as agreed with the Pledgee.

9.3                         in the event of any lawsuit, arbitration or claim which may have adverse effect on the interests of the Pledgors and the Pledgee under the Transaction Documents and this Agreement or the Pledged Equity Interests, it undertakes to notify the Pledgee in writing as soon as practicably and, at the reasonable request of the Pledgee, take all necessary steps to protect the security interest of the Pledgee over the Pledged Equity Interests.

9.4                         it will not make or cause to make any conduct or action which may have any adverse effect on the interests of the Pledgee under the Transaction Documents and this Agreement or the Pledged Equity Interests. It waives all rights of first refusal which may arise when the Pledgee realizes the Equity Pledge.

9.5                         it undertakes, at the reasonable request of the Pledgee, to take all necessary steps and to execute all documents (including without limitation any supplemental agreement to this Agreement) necessary for the realization of the security interest over the Pledged Equity Interests and the exercise of such rights by the Pledgee.

9.6                         it undertakes to take all necessary steps to effect all transfers of the Pledged Equity Interests arising from the realization of the Equity Pledge under this Agreement.

9.7                         the proceedings of convening and voting and contents of the meetings of the shareholders and board of directors of the Company for purposes of the execution of this Agreement, creation and realization of the Equity Pledge will not be in breach of any laws, administrative regulations or articles of association of the Company.

9.8                         No rights or obligations under this Agreements shall be assigned by the Pledgors without prior consent of the Pledgee.

ARTICLE 10 COVENANTS BY THE COMPANY

10.1                  The Company shall use its best efforts to procure all consents, approvals, waivers, authorizations from any third party or any permits, approvals, waivers of or any registration or filings (if required by laws) with any governmental authority required for the execution and performance of this Agreement and the Plegded Equity Interests under this Agreement which shall remain valid in full during the effective term of this Agreement.

10.2                  The Company will not assist in or permit the creation of any new pledge or any other encumbrance over the Pledged Security Interests, without prior written consent of the Pledgee.

10.3                  The Company will not assist in or permit any transfer of the Pledged Equity Interests, without first obtaining the prior written consent from the Pledgee.

10.4                  In the event of any lawsuit, arbitration or claim which may have adverse effect on the Company, the Pledged Equity Interests or the interests of the Pledgee under the Transaction Documents and this Agreement, the Company undertakes to notify the Pledgee in writing as soon as practicably and, at the reasonable request of the Pledgee, take all necessary steps to protect the security interest of the Pledgee over the Pledged Equity Interests.

10.5                  The Company will not make or cause to make any conduct or action which may have any adverse effect on the interests of the Pledgee under the Transaction Documents and this Agreement or the Pledged Equity Interests.

10.6                  The Plegors shall within the first month of each calendar quarter, provide the financial statements of the Company for the preceding quarter to the Pledgee, including (without limitation) the balance sheet, income statement and cash flow statement.

10.7                  The Company undertakes, at the reasonable request of the Pledgee, to take all necessary steps and to execute all documents (including without limitation any supplemental agreement to this Agreement) necessary for the realization of the security interest over the Pledged Equity Interests and the exercise of such rights by the Pledgee.

10.8                  The Company undertakes to take all necessary steps to effect all transfers of the Pledged Equity Interests arising from the realization of the Equity Pledge under this Agreement.

ARTICLE 11 CHANGE IN CIRCUMSTANCES

11.1                  As supplement, and subject to other provisions under the Transaction Documents and this Agreement, if at any time, the Pledgee believes that the validity of this Agreement and/or the disposal of the Pledged Equity Interests under this Agreement is illegal or in breach of any laws, regulations or rules as a result of any enactment or amendment of any laws, regulations or rules of the PRC, or change in the interpretation or application thereof or the relevant registration procedures, the Pledgors and the Company shall at the reasonable request of and in accordance with the written instructions from the Pledgee, take all actions and/or execute all agreements or other documents necessary to:

(1)                           ensure that this Agreement remains valid;

(2)                           facilitate the disposal of the Pledged Equity Interests pursuant to this Agreement; and/or

(3)                           maintain or realize the security created or intended to be created under this Agreement.

ARTICLE 12 EFFECTIVE DATE AND TERM OF THE AGREEMENT

12.1                  This Agreement shall become effective upon duly execution by the Parties hereto. The Original Equity Pledge Agreement shall be replaced by this Agreement from the effective date of this Agreement.

12.2                  The term of this Agreement shall continue until the Contractual Obligations are discharged or the Secured Indebtedness is repaid in full.

ARTICLE 13 NOTICES

13.1                  Any notice, request, demand and other correspondence required to be given or made pursuant to this Agreement shall be made in writing and delivered to relevant Parties.

13.2                  Such notices or other correspondence shall be deemed to be duly served upon transmission if sent by fax or telex, or upon delivery if sent by hand, or five (5) days after posting if sent by mail.

ARTICLE 14 MISCELLANEOUS

14.1                  The Pledgors and the Company agree that the Pledgee may transfer its rights and/or obligations under this Agreement to any third party with prior notice to the Pledgors and the Company, whereas none of the Pledgors or the Company shall transfer any of its rights, obligations or liabilities to any third party, without prior written consent of the Pledgee. The successor or permitted assign of the Pledgors and the Company, if any, shall continue to comply with the respective obligations of the Pledgors and the Company under this Agreement.

14.2                  The amount of the Secured Indebtedness determined by the Pledgee at its discretion upon its exercise of the Equity Pledge pursuant to this Agreement shall be the conclusive evidence of the Secured Indebtedness under this Agreement.

14.3                  This Agreement is made in Chinese in eight (8) originals with each Party holding one (1) original.

14.4                  The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Laws.

14.5                  Any dispute arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if the Parties are unable to reach an agreement within thirty (30) days from the occurrence of the dispute, such dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules thereof then in effect. The place of arbitration shall be in Beijing, and the language to be used in arbitration shall be Chinese. The award of arbitration shall be final and equally binding on the Parties of this Agreement.

14.6                  No right, power or remedy of a Party under any provision of this Agreement shall preclude such Party from any other right, power or remedy of it under the laws and other provisions of this Agreement, nor shall any exercise of any right, power or remedy by a Party preclude such Party from exercising any other right, power or remedy.

14.7                  No failure or delay by any Party in exercising any right, power and remedy (the “Rights”) pursuant to this Agreement or laws shall be deemed as a waiver of such Rights, and no single or partial waiver of any of the Rights of a Party shall preclude any other exercise of it or the exercise of any other Rights.

14.8                  The headings of the Articles in this Agreement are inserted for the convenience of reference only, and under no circumstances shall be used in or otherwise affect the construction of this Agreement.

14.9                  Each provision contained in this Agreement shall be severable and independent from other provisions, and in the event that any one or more provisions of this Agreement are held invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions shall not be affected or impaired in any way.

14.10           This Agreement, upon execution, supersedes any other legal documents entered into between the Parties in respect of the subject matter hereof. Any amendments or supplements to this Agreement shall be made in writing and come into effect upon due execution by the Parties hereto.

14.11           This Agreement shall be binding on the legal assigns or successors of the Parties.

14.12           Concurrently with the execution of this Agreement, each of the Pledgors shall execute a power of attorney (the “Power of Attorney”) to authorize any person designated by the Pledgee to execute on behalf of it any and all legal documents necessary for the Pledgee to exercise its rights under this Agreement. The Power of Attorney shall be kept by the Pledgee and, if necessary, may be submitted to the competent governmental authority by the Pledgee at any time.

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[Signature page to the Second Amended and Restated Equity Pledge Agreement]

IN WITNESS WHEREOF, this Second Amended and Restated Equity Pledge Agreement has been executed by the following Parties on the date first above written.

HUANG WANG

By:	/s/ Huang Wang

LU YUNFEN

By:	/s/ Lu Yunfen

FAN MEIHUI

By:	/s/ Fan Meihui

FAN BIN

By:	/s/ Fan Bin

ZHANG YI

By:	/s/ Zhang Yi

ZHANG XIAOJUN

By:	/s/ Zhang Xiaojun

Signature page to the Second Amended and Restated Equity Pledge Agreement

IN WITNESS WHEREOF, this Second Amended and Restated Equity Pledge Agreement has been executed by the following Parties on the date first above written.

SHUNYUAN KAIHUA (BEIJING) TECHNOLOGY CO., LTD.

(Company seal: /s/ Shunyuan Kaihua (Beijing) Technology Co., Ltd.)

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Legal Representative

HUAMI (BEIJING) INFORMATION TECHNOLOGY CO., LTD.

(Company seal: /s/ Huami (Beijing) Information Technology Co., Ltd.)

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Legal Representative

Signature page to the Second Amended and Restated Equity Pledge Agreement

Appendix I:

General Information of the Company

Company Name: Huami (Beijing) Information Technology Co., Ltd.

Registered Address: Unit 206-1, Level 2, Block 23, No. 8 Dong Bei Wang West Road, Haidian District, Beijing

Registered Capital: RMB 2,020,200

Legal Representative: Huang Wang

Shareholding Structure:

Name of Shareholder	Amount of Contribution in the Registered Capital (in RMB 10,000)	Percentage of Contribution	Identity Card Number / Unified Social Credit Number
Huang Wang	182.02	90.1000%	***
Lu Yunfen	4.3	2.1285%	***
Fan Meihui	4.3	2.1285%	***
Fan Bin	4.3	2.1285%	***
Zhang Yi	4.3	2.12985%	***
Zhang Xiaojun	2.8	1.3860%	***
Total	202.02	100%	—

Appendix I

Appendix II:

Form of Power of Attorney

I/We,                                 , hereby irrevocably authorize(s)                      (Identity Card Number:                     ), as my/our duly authorized attorney to execute any and all legal documents necessary or advisable in respect of any and all rights to be exercised by Shunyuan Kaihua (Beijing) Technology Co., Ltd. under the Second Amended and Restated Equity Pledge Agreement Regarding Huami (Beijing) Information Technology Co., Ltd. by and among Shunyuan Kaihua (Beijing) Technology Co., Ltd., myself/ourselves and Huami (Beijing) Information Technology Co., Ltd. on March 20, 2020.

By:
Date:

Appendix II